Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK CORPORATION ELECTS
NANCY E. COOPER TO BOARD OF DIRECTORS

LAKE FOREST, Ill. July 23, 2013 - Brunswick Corporation (NYSE: BC) announced today that Nancy E. Cooper, recently retired executive vice president and chief financial officer for CA Technologies, has been elected to its board of directors.

“We are excited to have Nancy join Brunswick's board of directors,” said Dustan E. McCoy, Brunswick's Chairman and Chief Executive Officer. “Nancy's diverse management and board experience, financial acumen and broad perspective make her a valued addition to our strong and experienced board of directors. We look forward to benefiting from her membership on our board for many years.”

Ms. Cooper, 59, retired in 2011 following five years with CA Technologies, a Fortune 500 software company. She also has served as chief financial officer for IMS Health, Inc., Reciprocal, Inc. and Pitney Bowes Credit Corporation as well as partner - finance and administration at General Atlantic Partners, a private equity firm. A graduate of Bucknell University, Ms. Cooper also has her MBA from the Harvard Graduate School of Business. She began her career with IBM Corporation in 1978, spending the next 20 years in roles of increasing responsibility.

Ms. Cooper currently serves as a director on the boards of Guardian Life Insurance, The Mosaic Company, Teradata Corporation and the Anita Borg Institute for Women and Technology. Previously, she also had served as a director for R.H. Donnelley and Cognizant Technology Solutions.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com.

###